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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          NORTHFIELD LABORATORIES INC.

                                   ----------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                                   ----------

     NORTHFIELD LABORATORIES INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The Article 4 of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

     "4. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting of 60,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall so decrease, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     SECOND: The amendment to the Restated Certificate of Incorporation effected hereby has been proposed by the Board of Directors of the Corporation and adopted by the requisite vote of the stockholders of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 29th day of September 2005.

                                        NORTHFIELD LABORATORIES INC.


                                        By: /s/ Jack Kogut
                                            ------------------------------------
                                        Name: Jack Kogut
                                        Title: Chief Financial Officer


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